EXHIBIT 4.6
WIRELESS RONIN TECHNOLOGIES
CONVERTIBLE DEBENTURE NOTE
March 12, 2004
     WIRELESS RONIN TECHNOLOGIES, INC., a Minnesota Corporation, with offices located at 510 First Avenue Suites 301 and 304, Minneapolis MN 55403, (“Borrower”), hereby agrees to pay to the order of STEVE MEYER (“Lender”) at 9088 Neill Lake Rd. Eden Prairie MN 55347 the sum of One Hundred Thousand ($100,000) Dollars (“Loan Amount”) plus interest thereon on the unpaid balances from time to time remaining, from the date hereof until this Note is fully paid.
     This unpaid principal balance of this Note together with all unpaid and accrued interest shall be due and payable in full on July 12, 2004 (“maturity”). Unless this Note has been prepaid before July 12, 2004, at the sole discretion of Lender, the maturity of this note may be extended for an additional 90-days to October 11, 2004. Such extension shall occur only if given by Lender to Borrower in writing.
     The interest on this Note is at the rate of Twelve Percent (12%) per annum from the date hereof. In the event that the maturity is extended for the additional 90-day period, the interest on this Note shall increase commencing July 13, 2004 to the rate of Sixteen (16%) Percent per annum.
     In addition to interest Borrower shall pay Lender on the Loan Amount, Borrower shall (i) issue to Lender forthwith fifty thousand (50,000) shares of Borrower’s common stock (ii) grant and deliver to Lender a Warrant by which Lender shall have the right and option for a period of five years from the date hereof to purchase up to twenty-five thousand (25,000) shares of Borrower’s common stock at one ($1.00) dollar per share, as adjusted for stock splits, stock dividends, recapitalization or otherwise, and (iii) if Lender elects to extend the maturity date of this note as above provided, Borrower shall grant and deliver to Lender a Warrant by which Lender shall have the right and option for a period of five years from July 13, 2004 to purchase up to fifty thousand (50,000) shares of Borrower’s common stock at one ($1.00) dollar per share, as adjusted for stock splits, stock dividends, recapitalization or otherwise.
     Lender is hereby granted the right and option, at any time prior to the later to occur of (i) the maturity date of the note or (ii) the date at which is Note is actually paid, to convert the unpaid principal balance of this Note together with any unpaid interest due hereon, in whole or in part, into shares of Borrower’s common stock at the conversion ratio of $.50 or the then current offering price, whichever is less, for one share of Borrower’s common stock, as adjusted for stock splits, stock dividends, recapitalization or otherwise. Notwithstanding the foregoing, if Borrower prepays this Note prior to July 12, 2004 the conversion ratio shall be $1.00 or the then current offering price, whichever is less, for one share of Borrower’s common stock, as adjusted for stock splits, stock dividends, recapitalization or otherwise.
     At the option of the holder of this Note, any payment under this Note may be applied first to the payment of charges, fees and expenses (other than principal and interest) under this Note and any other agreement or writing in connection with this Note, second to the payment of interest accrued through the date of payment, and third to the payments of principal under this Note in inverse order of maturity. Also, at the option of the holder of this Note, if there is any overpayment of interest under this Note, the holder of this Note may hold the excess and apply it to future interest accruing under this Note. The Borrower represents, warrants, certifies to the Lender and agrees that all advances under this Note shall be used solely for business purposes.

     The occurrence of any of the following events shall constitute an Event of Default under this Note:
(i)	Any breach or default in the payment or performance of this Note; or

(ii)	Any breach or default under the terms of any other note, obligation, mortgage, deed of trust, security agreement, mortgage, assignment, guaranty, other agreement, security instrument or document or other writing heretofore, herewith or hereafter existing to which the Borrower or any endorser, guarantor or surety of this Note of any other person or entity providing security for this Note or for any guaranty of this Note is a party; or

(iii)	The insolvency, death, dissolution, liquidation, merger or consolidation of any such Borrower, endorser, guarantor, surety or other person or entity; or

(iv)	Any appointment of a receiver, trustee or similar officer of any property of any such Borrower, endorser, guarantor, surety or other person or entity; or

(v)	Any assignment for the benefit of creditors or any such Borrower, endorser, guarantor, surety or other person or entity; or

(vi)	Any commencement of any proceeding under any bankruptcy, insolvency, receivership, dissolution, liquidation or similar law by or against any such Borrower, endorser, guarantor, surety or other person or entity; or

(vii)	The sale, lease or other disposition (whether in one or more transactions) to one or more persons or entities of all or a substantial part of the assets of Borrower or any such endorser, guarantor, surety or other person or entity; or

(viii)	Borrower or any such endorser, guarantor, surety or other person or entity takes any action to go out of business, or to revoke or terminate any agreement, liability or security in favor of the holder of this Note; or

(ix)	The entry of any judgment or other order for the payment of money in the amount of $5,000.00 or more against Borrower or any such endorser, guarantor, surety or other person or entity; or

(x)	The issuance or levy of any writ, warrant, attachment, garnishment, execution or other process against any property of Borrower or any such endorser, guarantor, surety or other person or entity; or

(xi)	The attachment of any tax lien to any property of Borrower or any such endorser, guarantor, surety or other person or entity; or

(xii)	Any statement, representation or warranty made by Borrower or any such endorser, guarantor, surety or other person or entity (or any representative of Borrower or any such endorser, guarantor, surety or other person or entity) to the holder of this Note at any time shall be incorrect or misleading in any material respect when made; or

(xiii)	There is a material adverse change in the condition (financial or otherwise), business or property of Borrower or any such endorser, guarantor, surety or other person or entity; or

(xiv)	The holder of this Note shall in good faith believe that the prospect of due and punctual payment or performance of this Note or the due and punctual payment or performance of any other note, obligation, mortgage, deed of trust, assignment, guaranty, or other agreement heretofore, herewith or hereafter given to or acquired by the holder of this Note in connection with this Note is impaired.
     Upon the commencement of any proceeding under any Bankruptcy law by or against Borrower or any such endorser, guarantor, surety or other person or entity, the unpaid principal balance of this Note plus accrued interest and all other charges, fees and expenses under this Note shall automatically become immediately due and payable in full, without any declaration, presentment, demand, protest, or other notice of any kind. Upon the occurrence of any other Event of Default and at any time thereafter, the then holder of this Note may, at its option, declare this Note to be immediately due and payable in full and thereupon the unpaid principal balance of this Note plus accrued interest and all other charges, fees and expenses under this Note shall immediately become due and payable in full, without any presentment, demand, protest or other notice of any kind.
     The Borrower grants the holder of this Note a lien and security interest in all of the Borrower’s present and future property now or hereafter in the possession, control or custody of, or in transit to, the holder of this Note for any purpose, and the balance of every present and future account of the Borrower with the holder of this Note, and each present and future claim of the Borrower against the holder of this Note. Such lien and security interest secures all present and future debts, obligations and liabilities of the Borrower to the holder of this Note. When or at any time after any such debt, obligation or liability becomes due or in default the holder of this Note may foreclose such lien and security interest, and the holder of this Note may offset or charge all or any part of the aggregate amount of such debts, obligations and liabilities against any such property, accounts and claims without notice.
     The indebtedness evidenced hereby is guaranteed by a Security Agreement of even date herewith.
     The Borrower: (i) waives demand, presentment, protest, notice of protest, notice of dishonor and notice of nonpayment of this Note; (ii) agrees to promptly provide the holder of this Note from time to time with the Borrower’s financial statements and such other information respecting the financial condition, business and property of the Borrower as the holder of this Note may request, in form and substance acceptable to the holder of this Note; (iii) agrees to pay on demand all fees, costs and expenses of the holder of this Note in connection with this Note and any transactions and matters relating to this Note, including but not limited to audit fees and expenses and reasonable attorneys’ fees and legal expenses, with or without court proceedings, plus interest on such amounts at the rate set forth in this Note; and (iv) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to this Note or any transaction or matter relating to this Note, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Borrower against the Bank or any other holder of this Note relating in any way to this Note or any transaction or matter relating to this Note, shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division. Interest on any amount under this Note shall continue to accrue, at the option of the holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

     No waiver of any right or remedy under this Note shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the holder of this Note shall be cumulative and may be exercised singly, concurrently or successively. All references in this Note to the holder of this Note shall mean the Lender and any and all other present and future holders of this Note. This Note shall bind the Borrower and the successors and assigns of the Borrower. This Note shall benefit the holder of this Note and its successors and assigns. This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota (excluding conflict of law rules).

Wireless Ronin Technologies, Inc.	Steve Meyer
Borrower	Lender

/s/ Jeffrey Mack	/s/ Steve Meyer
Jeffrey Mack	Signature
Chief Executive Officer

3/12/04	3/13/04
Date	Date

4